July 9, 2013

Chelsea Therapeutics Resubmits New Drug Application for NORTHERA™ (droxidopa) for the Treatment of Symptomatic NOH

•	Submission Includes Successful 300 mg Bioequivalence Study

•	Six Month Review Decision Expected Under PDUFA

CHARLOTTE, N.C., July 9, 2013 -- Chelsea Therapeutics International, Ltd. (Nasdaq:CHTP) today announced that it resubmitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) seeking approval to market NORTHERA™ (droxidopa), an orally active synthetic precursor of norepinephrine, for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure (Parkinson’s disease, multiple system atrophy and pure autonomic failure), dopamine beta hydroxylase deficiency and non-diabetic autonomic neuropathy. The NDA resubmission includes data from Study 306B, a large phase 3 study which confirms findings from Study 301 demonstrating improvement in dizziness/lightheadedness, the cardinal symptom of NOH. Under the Prescription Drug User Fee Act, or PDUFA, the FDA is expected to review and act on the NDA six months from the date of resubmission.

"The resubmission of our Northera NDA marks a critical step in our effort to bring an important new therapeutic option to patients living with this debilitating condition," said Joseph G. Oliveto, Interim Chief Executive Officer of Chelsea. "We now have two large randomized placebo-controlled clinical studies which show that treatment with Northera results in consistent and statistically significant improvements in the symptoms of NOH, and a greatly expanded database supporting the safety of Northera. We look forward to working closely with the FDA as they review our application and, in parallel, planning for commercialization.”

In addition to Study 306B, the filing also includes three smaller supportive randomized controlled trials, two long-term open-label extension studies, a dedicated thorough QTc study, a 24-hour ambulatory blood pressure monitoring study and a bioequivalence study for the 300 mg dose form of droxidopa. The bioequivalence study showed comparable pharmacokinetics between the 300 mg dose form of droxidopa and the 100 mg and 200 mg combination dose form.

As previously disclosed, FDA has indicated that the revised Northera NDA may be reviewed by the Cardiovascular and Renal Drug Advisory Committee, or CRDAC. The FDA has also raised the possibility of accelerated approval for Northera, where it has indicated that endpoints measuring short-term clinical benefits can be used as valid surrogates reasonably likely to predict long-term clinical benefits under accelerated approval. FDA also noted that the Company may be required to verify the durability of effect of Northera in a post-marketing study. Chelsea continues to work with the FDA on the design of such a study, which it intends to initiate in the fourth quarter of 2013. The study is expected to include short-term clinical endpoints should the Agency require an additional clinical trial for the approval of Northera.

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Northera was previously granted Orphan Drug Designation and received Fast Track designation from the FDA. Fast Track designation is designed to facilitate the review of products that address serious or potentially life-threatening conditions for which there is an unmet medical need.

About Symptomatic NOH

NOH is a chronic neurogenic disorder resulting from deficient release of norepinephrine that predominantly affects patients with primary autonomic failure, a group of diseases which includes Parkinson's disease (PD), multiple system atrophy (MSA) and pure autonomic failure (PAF). Symptoms of NOH include: dizziness, lightheadedness, blurred vision, fatigue, poor concentration, and fainting episodes when a person assumes a standing position, often severely limiting a person's ability to perform routine daily activities that require standing or walking for both short and long periods of time.

About Northera

NORTHERA™ (droxidopa), the lead investigational agent in Chelsea Therapeutics' pipeline, is currently in Phase III development for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure — an indication that includes a significant number of patients with Parkinson's disease, multiple system atrophy (MSA) and pure autonomic failure (PAF).  Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally.

Droxidopa, developed by and licensed from Dainippon Sumitomo Pharma Co., Ltd. (DSP), initially received Japanese approval in 1989 for the treatment of frozen gait and dizziness on standing associated with Parkinson's Disease and for the treatment of orthostatic hypotension, syncope or dizziness on standing associated with Shy-Drager syndrome and Familial Amyloidotic Polyneuropathy. In 2000, Droxidopa received expanded marketing approval to include prevention of vertigo, dizziness and weakness associated with orthostatic hypotension in hemodialysis patients.

About Chelsea Therapeutics

Chelsea Therapeutics (Nasdaq:CHTP) is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases, including central nervous system disorders.  Chelsea is currently pursuing FDA approval in the U.S. for Northera™ (droxidopa), a novel, late-stage, orally-active therapeutic agent for the treatment of symptomatic neurogenic orthostatic hypotension in patients with primary autonomic failure.  For more information about the Company, visit www.chelseatherapeutics.com.

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This press release contains forward-looking statements regarding future events including our intention to pursue the development of Northera. These statements are subject to risks and uncertainties that could cause the actual events or results to differ materially. These include reliance on key personnel and our ability to attract and/or retain key personnel; the risk that FDA will not agree that our clinical trial results demonstrate the safety and effectiveness of droxidopa; the risk that the FDA will not accept our proposal regarding any trial or other data to support a new drug application; the risk that the FDA does not accept the resubmitted NDA for Northera for filing and that the FDA will not approve the resubmitted NDA; the risk that our resources will not be sufficient to conduct any study of Northera that will be acceptable to the FDA; the risk that we cannot complete any additional study for Northera without the need for additional capital; the risks and costs of drug development and that such development may take longer or be more expensive than anticipated; our need to raise additional operating capital in the future; our reliance on our lead drug candidate droxidopa; risk that we will not be able to obtain regulatory approvals of droxidopa or our other drug candidates for additional indications; risk of volatility in our stock price, related litigation, and analyst coverage of our stock; reliance on collaborations and licenses; intellectual property risks; our history of losses; competition; market acceptance for our products if any are approved for marketing.

CONTACT:

Investors:

Fara Berkowitz / Susan Kim

Argot Partners

212-600-1902

fara@argotpartners.com

susan@argotpartners.com

Media:

David Pitts

Argot Partners

212-600-1902

david@argotpartners.com

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